Exhibit 10.8

CUSTOM TRUCK ONE SOURCE, INC. AMENDED AND RESTATED 2019 OMNIBUS INCENTIVE PLAN
PERFORMANCE STOCK UNIT GRANT NOTICE
Capitalized terms not specifically defined in this Performance Stock Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the Amended and Restated 2019 Omnibus Incentive Plan (as amended from time to time, the “Plan”) of Custom Truck One Source, Inc. (f/k/a Nesco Holdings, Inc., the “Company”).
The Company has granted to the participant listed below (“Participant”) the Restricted Stock Units described in this Grant Notice (the “PSUs”), subject to the terms and conditions of the Plan and the Performance Stock Unit Agreement attached as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:
Grant Date:
Number of PSUs:
Performance Years:	Fiscal years ending December 31, 2025, 2026, 2027 and 2028
Vesting Schedule:
Subject to the terms of the Agreement, the PSUs will vest as follows:
In the event the Administrator determines that the Company achieved an EBITDA Goal (as defined below) for any fiscal year ending December 31, 2025, 2026, 2027 or 2028 (each, a “Performance Year”, and collectively, the “Performance Period”), the PSUs will be eligible to vest on the last day of the year that immediately follows the Performance Year (the “Immediately Following Year”) for which such EBITDA Goal was achieved as follows: (i) if the Company achieves the EBITDA Goal at the target level, 25% of the total number of PSUs (the “Eligible PSUs”) will vest on the last day of the Immediately Following Year, subject to Section 2.2(a) of the Agreement; (ii) if the Company achieves the EBITDA Goal at the threshold level, 25% of the Eligible PSUs for such Performance Year will vest on the last day of the Immediately Following Year, subject to Section 2.2(a) of the Agreement; and (iii) if the Company achieves the EBITDA Goal that is between the target and threshold levels, the number of PSUs that will vest on the last day of the Immediately Following Year (subject to Section 2.2(a) of the Agreement) will be determined based on straight-line interpolation between such performance levels. Except as otherwise provided in Exhibit B attached hereto, in no event will any PSUs vest under this Grant Notice for a Performance Year if EBITDA performance is below the threshold level for such Performance Year.

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Vesting Schedule:
“EBITDA Goal” means those EBITDA goals established by the Board in its discretion not later than 90 days into the applicable Performance Year based on the annual operating plan budget for such Performance Year, which goals (including the target and threshold levels, which threshold level will be 95% of the applicable target level) shall be communicated to the Participant as soon as practicable thereafter and shall be subject to adjustment to reflect acquisitions and other non-recurring events in accordance with Section 4.3 of the Agreement.
For purposes of this Grant Notice, “EBITDA” means the Company’s earnings before interest, taxes, depreciation and amortization, as determined by the Committee in a manner consistent with the methodologies used for developing the Company’s annual operating plan budget and subject to adjustment in accordance with Section 4.3 of the Agreement.

By Participant’s signature below, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement. Unless otherwise determined by the Administrator, if Participant has not accepted this Award (and the terms and conditions thereof) by signing below within 60 days following the Grant Date, this Award shall be forfeited and Participant shall have no rights in respect of the PSUs.

CUSTOM TRUCK ONE SOURCE, INC.	PARTICIPANT
By:
Name:
Title:

2

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Exhibit A
PERFORMANCE STOCK UNIT AGREEMENT
Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.
Article I.
GENERAL
1.1Award of PSUs and Dividend Equivalents.
(a)The Company has granted the PSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each PSU represents the right to receive one Share or, at the option of the Company, an amount of cash, in either case, upon the achievement of certain performance goals as set forth in the Grant Notice and this Agreement. Participant will have no right to the distribution of any Shares or payment of any cash until the time (if ever) the PSUs have vested.
(b)The Company hereby grants to Participant, with respect to each PSU, a Dividend Equivalent for ordinary cash dividends paid to substantially all holders of outstanding Shares with a record date after the Grant Date and prior to the date the applicable PSU is settled, forfeited or otherwise expires. Each Dividend Equivalent entitles Participant to receive the equivalent value of any such ordinary cash dividends paid on a single Share. The Company will establish a separate Dividend Equivalent bookkeeping account (a “Dividend Equivalent Account”) for each Dividend Equivalent and credit the Dividend Equivalent Account (without interest) on the applicable dividend payment date with the amount of any such cash paid.
1.2Incorporation of Terms of Plan. The PSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control, except as otherwise expressly provided in Section 2.1(b)(ii) and Exhibit B attached hereto.
1.3Unsecured Promise. The PSUs and Dividend Equivalents will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.
Article II.
VESTING; FORFEITURE AND SETTLEMENT
2.1Vesting; Change in Control.
(a)Subject to Section 2.2 hereof and subject to any potential reductions due to mitigation of any excise taxes under Section 4999 of the Code as may be set forth in any employment or other agreement between Participant and the Company, the PSUs will vest according to the vesting schedule in the Grant Notice and Exhibit B attached hereto except that any fraction of a PSU that would otherwise be vested will be accumulated and will vest only when a whole PSU has accumulated.
(b)Notwithstanding the foregoing, if a Change in Control occurs after the Grant Date and during the Performance Period and the consideration payable per Share in such Change in Control (the “CIC Price”) equals or exceeds $12.50 per Share (the “Performance Target”), and provided that Participant has not incurred a Termination of Service prior to such Change in Control, then:
(i)if the consideration payable for Shares in the Change in Control is at least 80% cash, all unvested PSUs will become vested immediately prior to such Change in Control if the CIC Price equals or exceeds the Performance Target; and
(ii)if the consideration payable for Shares in the Change in Control is not at least 80% cash, the CIC Price shall be the public market closing price per Share on the day that is three (3) days before the date of the Change in Control (or the last preceding trading day, if such day is not a trading day), and all unvested PSUs will remain outstanding, convert to time-based vesting and vest at the end of each Performance Year without regard to any Performance Target or EBITDA Goals if the CIC Price equals or exceeds the Performance Target (the “Converted PSUs”); provided that, notwithstanding Section 8.2 of the Plan, if any unvested Converted PSUs are not continued, converted, assumed or replaced by the Company or any successor or survivor entity or a parent or subsidiary thereof in such Change in Control, and Participant has not had a Termination of Service, then immediately prior to the Change in Control such unvested Converted PSUs shall become fully vested.
For the purposes of this Section 2.1(b), (i) the Converted PSUs will not be considered continued, converted, assumed or replaced unless, following the Change in Control, the Converted PSUs or awards into which they were converted have substantially the same economic value immediately following such continuation, conversion, assumption or replacement as the Converted PSUs had immediately prior to such continuation, conversion, assumption or replacement and (ii) for the avoidance of doubt, the Administrator will have the authority to determine whether the consideration payable for Shares in a Change in Control is at least 80% cash.
For the avoidance of doubt, (i) if the CIC Price is less than the Performance Target, all unvested PSUs will be forfeited for no consideration upon the Change in Control.
2.2Forfeiture; Termination of Service; Restrictive Covenants.
(a)In the event of (i) Participant’s Termination of Service for any reason or (ii) a breach by Participant of the restrictive covenants set forth in Section 2.3 hereof or any other customer or employee non-solicitation, non-competition, confidentiality or similar covenants with the Company by which Participant is bound, all unvested PSUs will immediately and automatically be cancelled and forfeited, in each case, except as otherwise (A) determined by the Administrator, (B) provided in Section 2.2(b) or Section 2.2(c) hereof or Exhibit B attached hereto or (C) provided in a binding written agreement between Participant and the Company. Dividend Equivalents (including any Dividend Equivalent Account balance) will vest or be forfeited, as applicable, upon the vesting or forfeiture of the corresponding PSU.
(b)In the event Participant incurs a Termination of Service as a result of a termination by the Company or its Subsidiary without Cause or by Participant for Good Reason, in each case, subject to Participant’s execution of a release of claims in a form reasonably acceptable to the Company and such release of claims becoming effective and irrevocable within 60 days following Participant’s Termination of Service, Participant will, immediately prior to such Termination of Service, vest in any Eligible PSUs that are eligible to vest at the end of the Performance Year in which the Termination of Service occurs based on achievement of the EBITDA Goals for the prior Performance Year.
(c)In the event Participant incurs a Termination of Service as a result of a termination by the Company or its Subsidiary without Cause or by Participant for Good Reason, in each case, upon or within one (1) year following a Change in Control in which the consideration payable for Shares in such Change in Control is not all cash, all then unvested Converted PSUs (or other awards into which they were converted or with which they were replaced) will become vested immediately prior to such Termination of Service.
(d)For purposes herein, “Good Reason” shall mean the occurrence, without Participant’s written consent of any of the following circumstances: (i) a material reduction by the Company in Participant’s annual base salary, other than in connection with broad based salary reductions affecting substantially all similarly situated Company employees; (ii) a relocation of Participant’s primary work location by more than fifty (50) miles from the work location in effect immediately prior to such relocation, except for reasonable required travel on the Company’s business; or (iii) any breach by the Company of any material provision of this Agreement. Notwithstanding the foregoing, Participant’s termination of employment shall not be a termination of employment for Good Reason unless (x) such termination occurs within six (6) months of the initial existence of the condition giving rise to such termination, (y) Participant gives written notice to the Company of the condition giving rise to such termination within ninety (90) days of its initial existence, and (z) the Company does not cure the condition giving rise to such termination within the thirty (30) day period beginning on the date it receives notice from Participant of such condition. The foregoing definition shall not apply to the extent the term “Good Reason” is defined in any employment agreement between the Company and Participant (in which case such other Good Reason definition will instead apply).
2.3Restrictive Covenants. In consideration of the Company grant of the PSUs, Participant hereby makes the covenants and agreements described in this Section 2.3.
(a)Non-Interference. Participant hereby agrees that Participant shall not, at any time during the Restricted Period, directly or indirectly, for his or her own account or for the account of any other individual or entity, engage in Interfering Activities.
(b)Definitions. For purposes of this agreement:
(i)“Business Relation” shall mean any current or prospective client, customer, licensee, supplier, or other business relation of the Company Group, or any such relation that was a client, customer, licensee or other business relation within the prior twelve (12) month period, in each case, with whom Participant transacted business or whose identity became known to Participant in connection with Participant’s relationship with the Company Group, or employment by the Company.
(ii)“Company Group” means the Company and its Subsidiaries and affiliates.
(iii)“Confidential Information” means information that the Company Group has or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group that is not generally known and that the Company Group wishes to maintain as confidential. Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company Group, or to the technical data, trade secrets, or know-how of the Company Group, including, but not limited to, research, product plans, product pricing, vendor pricing and terms or other information regarding the products or services and markets of the Company Group, customer lists, and customers (including, but not limited to, customers of the Company Group on whom Participant called or with whom Participant may become acquainted during the term of Participant’s employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, finances, and other business information disclosed by the Company Group either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other property of the Company Group. Notwithstanding the foregoing, Confidential Information shall not include (A) any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by me or others who were under confidentiality obligations as to the item or items involved or (B) any information that Participant is required to disclose to, or by, any governmental or judicial authority.
(iv)“Interfering Activities” shall mean (A) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by, or providing consulting services to, the Company Group (collectively, “Company Personnel”) to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company Group; (B) hiring any individual who was employed by the Company Group within the six (6) month period prior to the date of such hiring; or (C) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Company Group, or in any way interfering with the relationship between any such Business Relation and the Company Group. Notwithstanding the foregoing, a general solicitation or advertisement for job opportunities that Participant may publish without targeting any Company Personnel shall not be considered Interfering Activities.
(v)“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(vi)“Restricted Period” shall mean the period commencing on the Grant Date and ending on the twelve (12) month anniversary of the date of Participation’s Termination of Service.
(a)Reasonableness of Restrictions. Participant hereby acknowledges and recognizes the highly competitive nature of the Company’s business, that access to Confidential Information renders the Participant special and unique within the Company’s and Company’s industry, and that Participant has the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of Participant’s employment with the Company. In light of the foregoing, Participant hereby recognizes and acknowledges that the restrictions and limitations set forth in this Agreement are reasonable and valid and are essential to protect the value of the business and assets of the Company Group. Participant hereby further acknowledges that the restrictions and limitations set forth in this agreement will not materially interfere with Participant’s ability to earn a living following the termination of its employment with the Company and that Participant’s ability to earn a livelihood without violating such restrictions is a material condition to the Company grant of the PSUs.
2.4Settlement.
(a)PSUs and Dividend Equivalents (including any Dividend Equivalent Account balance) will be paid in Shares or cash at the Company’s option as soon as administratively practicable after the vesting of the applicable PSU, but in no event more than sixty (60) days after the PSU’s vesting date or, if earlier, by March 15 of the year following the year of such vesting date. Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)), provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.
(b)If a PSU is paid in cash, the amount of cash paid with respect to the PSU will equal the Fair Market Value of a Share on the latest practicable date preceding the payment date, as determined by the Company. If a Dividend Equivalent is paid in Shares, the number of Shares paid with respect to the Dividend Equivalent will equal the quotient, rounded down to the nearest whole Share, of the Dividend Equivalent Account balance divided by the Fair Market Value of a Share on the latest practicable date preceding the payment date, as determined by the Company.
2.5Rights as Stockholder. The holder of the PSUs shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the PSUs and any Shares underlying the PSUs and deliverable hereunder unless and until such Shares shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Article VIII of the Plan.
Article III.
TAXATION AND TAX WITHHOLDING
3.1Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

3.2Tax Withholding.
(a)The Company has the right and option, but not the obligation, to treat Participant’s failure to provide timely payment in accordance with the Plan of any withholding tax arising in connection with the PSUs or Dividend Equivalents as Participant’s election to satisfy all or any portion of the withholding tax by requesting the Company retain Shares otherwise issuable under the Award.
(b)Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the PSUs and the Dividend Equivalents, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the PSUs or Dividend Equivalents. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the PSUs or the Dividend Equivalents or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the PSUs or Dividend Equivalents to reduce or eliminate Participant’s tax liability.
Article IV.
OTHER PROVISIONS
4.1Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the PSUs.
4.2PSUs Not Transferable. The PSUs shall be subject to the restrictions on transferability set forth in Section 9.1 of the Plan.
4.3Adjustments. Participant acknowledges that the PSUs, the Shares subject to the PSUs and the Dividend Equivalents are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan. In addition, in the event that, after the Grant Date, the Administrator determines that any acquisition or disposition of any business unit by the Company, any dividend or other distribution (whether in the form of cash, common stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company, issuance of rights to purchase Common Stock or other securities of the Company, any unusual or nonrecurring transactions or events affecting the Company or the financial statements of the Company, or changes in Applicable Laws, or changes in generally accepted accounting principles applicable to, or the accounting policies used by, the Company occur, such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available with respect to the PSUs, then the Administrator may in good faith and in such manner as it may deem equitable, adjust the Performance Target or EBITDA Goals to reflect the projected effect of such transaction(s) or event(s).
4.4Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section 4.4, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.5Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
4.6Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
4.7Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
4.8Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
4.9Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement, the PSUs and the Dividend Equivalents will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
4.10Entire Agreement. Except as expressly provided herein, the Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
4.11Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
4.12Section 409A. The PSUs are intended to comply with or be exempt from the requirements of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). Notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that the PSUs (or any portion thereof) may be subject to or may fail to comply with the requirements of Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the PSUs to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
4.13Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs and Dividend Equivalents, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the PSUs and Dividend Equivalents, as and when settled pursuant to the terms of this Agreement.

4.14Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
4.15Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

Exhibit B
Certain Acceleration Conditions
[OMITTED]